FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer
    Arthur L. Herbst, Jr., President & Chief Financial Officer

    (312) 644-6400

Young Innovations, Inc. Announces Results for the Quarter and Six-Months Ended June 30, 2010

St. Louis, MO., July 20, 2010 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the second quarter and the six-months ended June 30, 2010.

Sales for the second quarter of 2010 were $25.8 million, an increase of 4.6% over the $24.6 million reported for the second quarter of 2009. Income from operations increased 5.5% to $5.7 million from $5.4 million in the prior year. Net income for the second quarter increased 11.1% to $3.7 million from $3.3 million in 2009. Diluted earnings per share for the second quarter of 2010 were $0.46, an increase of 9.5% over the $0.42 reported in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.03 and $0.04 for the quarters ended June 30, 2010 and 2009 respectively, while diluted shares outstanding for the quarter increased 1.3% to 8.0 million.

 For the six months ended June 30, 2010, sales were $50.6 million, increasing 4.5% from the $48.4 million reported in the prior year period. Income from operations increased 6.8% to $11.1 million from $10.4 million in the prior year six-month period. Net income was $7.3 million, increasing 11.9% from $6.5 million in the prior year. Diluted earnings per share were $0.90 for the six months ended June 30, 2010, an increase of 9.8% from $0.82 in the same period of 2009. Diluted earnings per share were affected by equity compensation expense of $0.07 for the six months ended June 30, 2010 and 2009, respectively, while diluted shares outstanding for the six months ended June 30, 2010 increased 2.1% to 8.1 million.

We were pleased with the overall strength of our sales in the quarter. We continued to experience solid demand for our consumable product offering. Furthermore, sales of our diagnostic products showed strong growth for the first time since 2008.  A stronger US dollar negatively impacted sales by $100,000 in the quarter.

The management team demonstrated increased focus and improved execution in the quarter.  Our new products and marketing activities continue to gain momentum in the market. Favorable product mix and improved operating efficiencies generated improvement in profitability.

While we remain cautious about the economy, in general, and the unemployment rate, in particular, we are encouraged by our performance in the second quarter and the first half of the year.  We continued to strengthen the Company’s balance sheet during the quarter as we further reduced bank debt to roughly $6 million. As our organization continues to develop we are becoming increasingly confident about our ability to capitalize on the many opportunities for growth we see before us.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guarantees of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

- MORE -

Young Innovations, Inc.
Consolidated Balance Sheet
June 30, 2010 and December 31, 2009
(in thousands, except per share data)

	(Unaudited)
	June 30	December 31
Assets	2010	2009
Current assets
Cash	$405	$67
Accounts receivable, net	11,575	11,397
Inventories	14,248	14,816
Other current assets	5,283	4,849
Total current assets	31,511	31,129

Property, plant and equipment, net	33,445	33,668
Goodwill	80,200	80,374
Other intangible assets	11,797	12,097
Other assets	2,266	2,732

Total assets	$159,219	$160,000

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$9,601	$8,377
Total current liabilities	9,601	8,377

Long-term debt	5,942	13,979
Long-term secured borrowing	305	550
Deferred income taxes	15,886	15,947
Other noncurrent liabilities	264	282
Total liabilities	31,998	39,135

Stockholders' equity
Common stock	102	102
Additional paid-in capital	23,323	23,985
Retained earnings	152,416	145,756
Common stock in treasury, at cost	(48,231)	(49,090)
Accumulated other comprehensive income (loss)	(389)	112
Total stockholders' equity	127,221	120,865

Total liabilities and stockholders' equity	$159,219	$160,000

Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change

Net Sales	$25,778	$24,637	4.6%	$50,559	$48,401	4.5%
Cost of Goods Sold	$11,182	10,953	2.1%	$22,161	21,407	3.5%
Gross Profit	$14,596	$13,684	6.7%	$28,398	$26,994	5.2%
% of Net Sales	56.6%	55.5%		56.2%	55.8%

Selling, General and Administrative Expense	$8,903	8,286	7.4%	$17,298	16,601	4.2%
% of Net Sales	34.5%	33.6%		34.2%	34.3%

Income from Operations	5,693	5,398	5.5%	11,100	10,393	6.8%
% of Net Sales	22.1%	21.9%		22.0%	21.5%

Interest expense, net	82	180		183	334
Other (income) expense, net	(65)	55		(148)	42

Income Before Taxes	5,676	5,163	9.9%	11,065	10,017	10.5%

Provision for Income Taxes	1,975	1,832		3,807	3,531

Net Income	$3,701	$3,331	11.1%	$7,258	$6,486	11.9%
% of Net Sales	14.4%	13.5%		14.4%	13.4%

Basic Earnings Per Share	$0.46	$0.42	9.5%	$0.91	$0.82	11.0%

Basic Weighted Average Shares Outstanding	7,971	7,873		7,978	7,842

Earnings Per Share (Diluted)	$0.46	$0.42	9.5%	$0.90	$0.82	9.8%

Diluted Weighted Average Shares Outstanding	8,039	7,934		8,050	7,885